                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Hudson City Bancorp Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[HCBK Logo] [HUDSON CITY BANCORP, INC. LOGO]
                                          June 9, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Hudson City Bancorp, Inc., the holding company for Hudson City Savings Bank, which will be held on July 13, 2000 at 10:00 a.m., Eastern Time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

     The attached Notice of the 2000 Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Board of Directors to be Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2000, will be present at the Annual Meeting to respond to appropriate questions.

     The Board of Directors of Hudson City Bancorp has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of Hudson City Bancorp and its stockholders and unanimously recommends a vote "FOR" each of these matters.

     Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of Hudson City Bancorp.

     On behalf of the Board of Directors and the employees of Hudson City Bancorp, Inc. and Hudson City Savings Bank, we thank you for your continued support and hope to see you at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ Leonard S. Gudelski

                                          Leonard S. Gudelski
                                          Chairman of the Board
                                            and Chief Executive Officer

                           HUDSON CITY BANCORP, INC.
                              WEST 80 CENTURY ROAD
                           PARAMUS, NEW JERSEY 07652
                                 (201) 967-1900

               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 13, 2000

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Hudson City Bancorp, Inc. will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on July 13, 2000 at 10:00 a.m., Eastern Time, to consider and vote upon the:

     1. Election of four directors for terms of three years each;

     2. Approval of Article IX of the Hudson City Bancorp, Inc. 2000 Stock Option Plan;

     3. Approval of Article X of the Hudson City Bancorp, Inc. 2000 Recognition and Retention Plan;

     4. Ratification of the appointment of KPMG LLP as Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2000; and

     5. To transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

     The Board of Directors has fixed May 18, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the branch office of Hudson City Savings Bank located at 89 Interstate Shopping Center, Ramsey, New Jersey 07446 for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ John M. Tassillo
                                          John M. Tassillo
                                          Executive Vice President,
                                            Treasurer and Secretary

Paramus, New Jersey
June 9, 2000

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                           HUDSON CITY BANCORP, INC.

                            PROXY STATEMENT FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 13, 2000

                              GENERAL INFORMATION

GENERAL

     This proxy statement and accompanying proxy card are being furnished to the stockholders of Hudson City Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at the annual meeting of stockholders of Hudson City Bancorp. The annual meeting of stockholders will be held on July 13, 2000 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof. This proxy statement, together with the enclosed proxy card, is first being mailed to stockholders on or about June 9, 2000.

     Hudson City Bancorp, a Delaware corporation, operates as a bank holding company for its wholly owned subsidiary, Hudson City Savings Bank. As used in this proxy statement, "we," "us" and "our" refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term "annual meeting," as used in this proxy statement, includes any adjournment or postponement of such meeting.

WHO CAN VOTE

     The Board of Directors has fixed the close of business on May 18, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On May 18, 2000, there were 115,218,300 shares of common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

HOW MANY VOTES YOU HAVE

     Each holder of shares of common stock outstanding on May 18, 2000 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock not owned by Hudson City, MHC, our mutual holding company, are record holders of excess shares which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp's certificate of incorporation authorizes the Board of Directors to interpret and apply the provisions of the certificate of incorporation governing excess shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the certificate of incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

HOW TO VOTE

     You may vote your shares by marking and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or by attending the annual meeting and voting in person. All properly executed proxies received by Hudson City Bancorp will be voted in accordance with the instructions marked on the proxy card. IF YOU RETURN AN EXECUTED PROXY CARD WITHOUT MARKING YOUR INSTRUCTIONS, YOUR EXECUTED PROXY WILL BE VOTED FOR THE PROPOSALS IDENTIFIED IN THE NOTICE OF THE 2000 ANNUAL MEETING.

     IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR STOCKHOLDER OF RECORD TO VOTE PERSONALLY AT THE ANNUAL MEETING. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of Hudson City Bancorp.

VOTE BY HUDSON CITY, MHC

     On July 13, 1999, Hudson City Bancorp became the holding company for Hudson City Savings Bank upon completion of the reorganization and conversion of Hudson City Savings from mutual to stock form and the acquisition by Hudson City, MHC of 61,288,300 shares of Hudson City Bancorp, which is a majority of Hudson City Bancorp's common stock. As indicated under "Security Ownership of Certain Beneficial Owners and Management," Hudson City, MHC owns 61,288,300 shares, or 53% of the outstanding shares, of common stock of Hudson City Bancorp. All shares of common stock owned by Hudson City, MHC will be voted in accordance with the instructions of the Board of Directors of Hudson City, MHC, the members of which are identical to the members of the Board of Directors of Hudson City Bancorp. Hudson City, MHC is expected to vote such shares "FOR" each proposal.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting. The holders of common stock may not vote their shares cumulatively for the election of directors. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned, will have no effect on the outcome of the vote on Proposal 1 because only a plurality of votes cast is required to elect a director.

     In order to implement Proposals 2, 3 and 4, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under this voting standard, shares as to which the "ABSTAIN" box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes "AGAINST" the proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will be treated as shares that are not represented and will have no effect on the outcome of the vote.

     Because Hudson City, MHC owns more than 50% of Hudson City Bancorp's outstanding shares, we expect that Hudson City, MHC will control the outcome of the vote on Proposals 1, 2, 3 and 4.

     For a discussion of Hudson City, MHC's effect on the vote, please see "Vote by Hudson City, MHC" above.

REVOCABILITY OF PROXIES

     You may revoke your grant of a proxy at any time before it is voted by:

        - filing a written revocation of the proxy with our secretary;

        - submitting a signed proxy card bearing a later date; or

        - attending and voting in person at the annual meeting, but you also must file a written revocation with the secretary of the annual meeting prior to the voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

SOLICITATION OF PROXIES

     Our officers, members of our Board of Directors and employees may solicit proxies on our behalf by telephone or through other forms of communication. We will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. We have also hired Morrow & Co., Inc. to assist in the solicitation of proxies, for a fee of $4,500 plus reimbursement of reasonable out-of-pocket expenses. We will bear all costs of solicitation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Our directors, officers and employees have been granted stock options under the Hudson City Bancorp, Inc. 2000 Stock Option Plan. Certain of the terms of the stock options will be modified if stockholders approve certain provisions of the Stock Option Plan. Our directors, officers and employees have been awarded restricted stock under the Hudson City Bancorp, Inc. 2000 Recognition and Retention Plan. Certain of the terms of the restricted stock will be modified if stockholders approve certain provisions of the Recognition and Retention Plan. For descriptions of these plans and provisions to be approved, see "Proposal 2" and "Proposal 3."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of May 18, 2000, certain information as to common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of May 18, 2000. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock (1) over which he has or shares, directly or indirectly, voting or investment power, or (2) of which he has the right to acquire beneficial ownership at any time within 60 days after May 18, 2000. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each stockholder shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

NAME AND ADDRESS                                              AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP    PERCENT(3)
-------------------                                           --------------------    ----------
Hudson City, MHC(1).........................................       61,288,300           53.19%
  West 80 Century Road
  Paramus, NJ 07652
The Baupost Group, L.L.C.(2)................................        7,310,375            6.34
  SAK Corporation
  Seth A. Klarman
  44 Brattle Street -- 5th Floor
  Cambridge, MA 02138

-------------------------

(1) Based on the Schedule 13D filed with the SEC on August 2, 1999.

(2) Based on the Schedule 13G filed with the SEC on February 11, 2000 and the
    Schedule 13F filed with the SEC on May 12, 2000. The Baupost Group, L.L.C. is a registered investment adviser which may be deemed to beneficially own 7,310,375 shares of Hudson City Bancorp. The Baupost Group, L.L.C. has sole voting and investment power as to the shares of Hudson City Bancorp. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Securities reported here as being beneficially owned by Baupost include securities purchased on behalf of a registered investment company and various limited partnerships. SAK Corporation and Seth Klarman have no voting or investment power as to the shares of Hudson City Bancorp.

(3) Based on the 115,218,300 total outstanding shares of Hudson City Bancorp as of May 18, 2000.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp's wholly owned subsidiary, Hudson City Savings, as a group as of May 1, 2000. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

                                                                  AMOUNT AND NATURE       PERCENT OF
                                                                    OF BENEFICIAL        COMMON STOCK
             NAME                 POSITION WITH THE COMPANY       OWNERSHIP(1)(2)(3)    OUTSTANDING(4)
             ----                 -------------------------       ------------------    ---------------
Leonard S. Gudelski...........  Director, Chairman of the                550,584(5)             *
                                Board and Chief Executive
                                  Officer
Ronald E. Hermance, Jr. ......  Director, President and Chief            358,165(6)             *
                                  Operating Officer
Verne S. Atwater..............  Director                                  60,000                *
John D. Birchby...............  Director                                 745,900(7)             *
Kenneth L. Birchby............  Director                                 155,000(8)             *
Victoria H. Bruni.............  Director                                  60,000                *
William J. Cosgrove...........  Director                                  65,000                *
Andrew J. Egner, Jr. .........  Director                                  95,000(9)             *
John W. Klie..................  Director                                  65,000(10)            *
Donald O. Quest...............  Director                                  75,500(11)            *
Arthur V. Wynne, Jr. .........  Director                                 185,350(12)            *
John M. Tassillo..............  Executive Vice President,                151,237                *
                                  Treasurer and Secretary
James C. Kranz................  Senior Vice President and                 63,312                *
                                  Investment Officer of Hudson
                                  City Savings
Michael B. Lee................  Senior Vice President and                 52,049(13)            *
                                  Secretary of Hudson City
                                  Savings
All directors and executive
  officers as a group (16
  persons)....................                                         7,088,824             6.15%

-------------------------

  *  Less than one percent

 (1) The figures shown include the following shares that have been allocated as of May 1, 2000 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP): Mr. Gudelski, 583 shares; Mr. Hermance, 583 shares; Mr. Tassillo, 583 shares; Mr. Kranz, 583 shares; Mr. Lee, 416 and all directors and executive officers as a group, 3,558 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for each of the executive officers named in the table do not include 4,275,533 shares held in trust pursuant to the ESOP that have not been allocated as of May 1, 2000 to any individual's account and as to which each of the executive officers named in the table share voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 4,275,533 shares as to which the members of

                                                  (notes continued on next page)

     Hudson City Bancorp's Compensation Committee (consisting of Messrs. Cosgrove and Quest and Ms. Bruni) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such committee member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See "Compensation of Directors and Executive Officers -- Benefit Plans -- Employee Stock Ownership Plan."

 (2) The figures shown include the following shares held as of December 31, 1999 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Gudelski, 0 shares; Mr. Hermance, 49,611 shares; Mr. Tassillo, 28,153 shares; Mr. Kranz 12,728 shares; Mr. Lee 10,432 shares; and all directors and executive officers as a group, 134,731 shares. Such persons have sole voting power and sole investment power as to such shares. See "Compensation of Directors and Executive
     Officers -- Benefit Plans -- Savings Plans."

 (3) The figures shown include unvested shares held in a custodial account pursuant to the RRP that have been awarded as of January 13, 2000 to individuals as follows: Mr. Gudelski, 430,000 shares; Mr. Hermance, 300,000 shares; each other director, 55,000 shares; Mr. Tassillo, 120,000 shares; Mr. Kranz, 40,000 shares; Mr. Lee, 40,000 shares and all directors and executive officers as a group, 1,505,000 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares.

 (4) Based on the 115,218,300 total outstanding shares as of May 18, 2000.

 (5) Includes 60,000 shares as to which Mr. Gudelski may be deemed to share voting and investment power.

 (6) Includes 7,500 shares as to which Mr. Hermance may be deemed to share voting and investment power.

 (7) Includes 330,940 shares as to which Mr. Birchby may be deemed to share voting and investment power. Also includes 75,000 shares as to which Mr. Birchby holds as custodian for his minor son and has sole voting and investment power.

 (8) Includes 50,000 shares as to which Mr. Birchby may be deemed to share voting and investment power.

 (9) Includes 20,000 shares as to which Mr. Egner may be deemed to share voting and investment power.

(10) Includes 7,500 shares as to which Mr. Klie may be deemed to share voting and investment power.

(11) Includes 8,500 shares as to which Dr. Quest may be deemed to share voting and investment power.

(12) Includes 50,000 shares as to which Mr. Wynne may be deemed to share voting and investment power.

(13) Includes 1,200 shares as to which Mr. Lee may be deemed to share voting and investment power.

--------------------------------------------------------------------------------

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

GENERAL

     The Certificate of Incorporation and Bylaws of Hudson City Bancorp provide for the election of directors by the stockholders. For this purpose, the Board of Directors of Hudson City Bancorp is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of stockholders. There are currently eleven directors of Hudson City Bancorp.

     The terms of four directors expire at the Annual Meeting. The four incumbent directors with terms expiring at the annual meeting, John D. Birchby, Victoria H. Bruni, Andrew J. Egner, Jr. and Leonard S. Gudelski, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the annual meeting for three-year terms expiring at the annual meeting of stockholders to be held in 2003, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected.

     The terms of the remaining two classes of directors expire at the annual meetings of stockholders to be held in 2001 and 2002, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the annual meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the present Board of Directors.

WHO OUR DIRECTORS ARE

     The following table states certain information with respect to each nominee for election as a director and each director whose term does not expire at the annual meeting (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management."

                                                        DIRECTOR     TERM
                                              AGE(1)     SINCE      EXPIRES           POSITIONS HELD
                                              ------    --------    -------           --------------
NOMINEES
Leonard S. Gudelski.........................    65        1971       2000      Chairman of the Board, Chief
                                                                                 Executive Officer and
                                                                                 Director
John D. Birchby.............................    54        1980       2000      Director
Victoria H. Bruni...........................    58        1996       2000      Director
Andrew J. Egner, Jr. .......................    75        1984       2000      Director
CONTINUING DIRECTORS
Ronald E. Hermance, Jr. ....................    52        1988       2002      President, Chief Operating
                                                                                 Officer and Director
Verne S. Atwater............................    79        1983       2002      Director
Kenneth L. Birchby(2).......................    85        1966       2001      Director
William J. Cosgrove.........................    67        1995       2001      Director
John W. Klie................................    74        1970       2002      Director
Donald O. Quest.............................    60        1983       2001      Director
Arthur V. Wynne, Jr. .......................    66        1984       2002      Director

-------------------------

(1) As of May 1, 2000.

(2) Mr. Kenneth L. Birchby also serves as Chairman Emeritus of Hudson City Savings.

OUR DIRECTORS' BACKGROUNDS

     The business experience of each of our directors is as follows:

                       NOMINEES FOR ELECTION AS DIRECTOR

     LEONARD S. GUDELSKI has served as Chairman of the Board and Chief Executive Officer of Hudson City Bancorp since its incorporation in 1999. He joined Hudson City Savings as Vice President in 1969 after having been employed for 13 years at a savings bank in Connecticut. In 1971 he was elected Executive Vice President and a member of the Board of Managers. Subsequent promotions were to President and Chief Operating Officer in 1981, President and Chief Executive Officer in 1989 and Chairman, President and Chief Executive Officer in 1996. He became Chairman and Chief Executive Officer of Hudson City Savings in 1997. He is a graduate of the University of Connecticut with a degree in economics and has completed various industry-related graduate level courses.

     JOHN D. BIRCHBY, ESQ. has been a partner in the law firm of Dieffenbach, Witt & Birchby since 1975. He was a member of the Supreme Court District Ethics Committee for Bergen County of the State of New Jersey from 1990 to 1994. He is the son of Kenneth L. Birchby.

     VICTORIA H. BRUNI has been Vice President for Administration and Finance at Ramapo College of New Jersey since 1993. From 1964 to 1993 she served in various positions at New Jersey Bell Telephone Co., including attorney, Treasurer, and Assistant Secretary.

     ANDREW J. EGNER, JR. is retired, having been employed in various capacities by Hudson City Savings from 1984 to his retirement in 1989.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

                              CONTINUING DIRECTORS

     RONALD E. HERMANCE, JR. has served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and has served as President and Chief Operating Officer of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President, Chief Operating Officer and has been a member of the Board of Managers of Hudson City Savings since 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank on Long Island, New York. In addition to his most recent service, Mr. Hermance served in various lending capacities in both a commercial bank and a thrift institution.

     VERNE S. ATWATER, PH.D. has served as an Instructor of the Executive M.B.A. Program and a Professor of Finance, Emeritus in Residence at the Lubin Business School of Pace University since 1982. He has also been a member of the board of directors of Marcel Dekker, Inc. since 1997.

     KENNETH L. BIRCHBY has been the Chairman Emeritus of Hudson City Savings since 1996. Mr. Birchby joined Hudson City Savings in 1966 as Executive Vice President, became President and Chief Executive Officer in 1968 and retired from this position in 1989. He became Chairman of Hudson City Savings in 1981 and served in this capacity until 1996. He is the father of John D. Birchby, Esq.

     WILLIAM J. COSGROVE has served at Citibank, N.A. from 1963 to 1991 when he retired as Vice President, Senior Banker, Senior Credit Officer. Since 1993, he has been Executive Vice President of Marketing at Citadel Group Representatives, Inc. and has served as Trustee of the John Hancock Funds since 1991.

     JOHN W. KLIE is retired, having served as Vice President of Henry Klie, Inc., an insurance agency, from 1950 to 1989 and as consultant to the Otterstedt Agency, an insurance agency, from 1989 to 1996. Mr. Klie is a past President of the New Jersey Association of Independent Insurance Agents.

     DONALD O. QUEST, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989 and an attending physician at Valley Hospital and Columbia-Presbyterian Medical Center since 1978.

     ARTHUR V. WYNNE, JR. has been a partner in Burrelle's Information Services, a media research service company, since 1960, a partner in 3W Partners, a real estate firm, since 1980, Secretary and Treasurer of Video Monitoring Service of America, a television transcripts company, since 1987 and a Vice President of New England Newsclip Agency since 1972.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1999, Hudson City Bancorp's Board of Directors held 8 meetings. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

     The Board of Directors of Hudson City Bancorp maintains the following four standing committees:

     The EXECUTIVE COMMITTEE consists of Messrs. Atwater, K. Birchby, J. Birchby, Gudelski, Hermance and Klie. Mr. Gudelski serves as Chairman. The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of Hudson City Bancorp in between meetings of the Board of Directors. The Executive Committee did not meet during 1999.

     The AUDIT COMMITTEE consists of Messrs. Atwater, Klie and Wynne, with Mr. Atwater serving as Chairman. This committee examines the records and affairs of Hudson City Bancorp to determine

Hudson City Bancorp's financial condition and reviews the annual audit prepared by the independent accountants. This committee also recommends the appointment of accountants and independent auditors and reviews and evaluates the procedures and performance of Hudson City Bancorp's internal auditing department. The Audit Committee did not meet during 1999.

     The COMPENSATION COMMITTEE consists of Messrs. Cosgrove and Quest and Ms. Bruni with Mr. Quest serving as Chairman. This committee provides advice and recommendations to the Board of Directors as to the compensation, employment arrangements and benefit programs for the officers of Hudson City Bancorp and its subsidiaries. It met 5 times during 1999.

     The NOMINATING COMMITTEE consists of Mr. Atwater who is Chairman and Messrs. Cosgrove and Quest. This committee nominates individuals for election to the Board of Directors and senior management. The Nominating Committee did not meet during 1999. In addition, the Nominating Committee met once in fiscal 2000, to select the nominees for election as directors at the annual meeting. In accordance with Hudson City Bancorp's bylaws, no nominations for election of directors, except those made by the Nominating Committee, shall be voted upon at the annual meeting unless properly made by a stockholder in accordance with the procedures set forth under "Additional Information -- Notice of Business to be Conducted at Annual Meeting."

EXECUTIVE OFFICERS

     In addition to Messrs. Gudelski and Hermance, Hudson City Bancorp and Hudson City Savings have the following executive officers:

     JOHN M. TASSILLO, age 65, has served as Executive Vice President, Treasurer and Secretary of Hudson City Bancorp since its incorporation in 1999. He has worked for Hudson City Savings since 1969 and has served as Executive Vice President and Treasurer of Hudson City Savings since 1989. Mr. Tassillo is responsible for the accounting, data processing, purchasing, checking, ATM control, and compliance areas of Hudson City Savings. Mr. Tassillo is a Certified Public Accountant. He is a graduate of St. Peter's College in New Jersey and the Graduate School of Savings Banking at Brown University.

     V. BARRY CORRIDON, age 51, has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is the current Chairman of the Loan Servicing Committee of the New Jersey League of Community and Savings Bankers and a member of the Mortgage Steering Committee. Mr. Corridon also serves on the board of WOODLEA/PATH Advisory Council of Children's Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University. He joined Hudson City Savings in 1970.

     JAMES C. KRANZ, age 51, has been Senior Vice President and Investment Officer of Hudson City Savings since January 2000 and previously served as First Vice President and Investment Officer from 1989 to 2000. He is responsible for investments, cash flow management and management of interest rate risk. Mr. Kranz joined Hudson City Savings in 1983. He formerly served as the Investment Officer of another New Jersey savings bank for 12 years. Mr. Kranz is a member of the New Jersey Bond Club and serves on the Asset and Liability Management Committee of the New Jersey League of Community and Savings Bankers. Mr. Kranz has an undergraduate degree and a MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

     THOMAS E. LAIRD, age 47, joined the Hudson City Savings in 1974. He has served as Senior Vice President and Mortgage Officer since January 2000 and previously served as First Vice President and Mortgage Officer from 1991 to 2000. His primary area of responsibility is mortgage lending and loan production. Mr. Laird holds an undergraduate degree from St. Peter's College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird has been actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the Mortgage Bankers Association of New Jersey, the New Jersey League of Community and Savings Bankers and presently is a board member of the Dover Housing Development Corporation.

     MICHAEL B. LEE, age 50, has served as Senior Vice President and Secretary of Hudson City Savings since January 2000 and previously served as First Vice President and Secretary of Hudson City Savings from 1989 to 2000. He is responsible for branch administration, training and customer retirement programs. He has an undergraduate degree in management from St. Peter's College and a Masters Degree from New Jersey Institute of Technology. He has also completed the National School of Finance and Management at Fairfield University. Mr. Lee is a Past President of the Bergen Chapter of the American Institute of Banking and has served on several committees of the New Jersey League of Community and Savings Bankers. Mr. Lee joined Hudson City Savings in 1971.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following Report of Hudson City Bancorp's Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     On July 13, 1999, Hudson City Bancorp became the holding company for Hudson City Savings Bank upon completion of the reorganization and conversion of Hudson City Savings from mutual to stock form.

     The Compensation Committee is responsible for administering the compensation and benefits programs for the Bank's Chairman and Chief Executive Officer and all other executive officers. Compensation of the Chairman and Chief Executive Officer and other executive officers for the fiscal year ended 1999 was paid by Hudson City Savings and determined by the Board of Directors of Hudson City Savings upon the recommendation of the Compensation Committee.

     The committee reviews the compensation and benefits programs for all executive officers on an annual basis. Recommendations and rationale of Hudson City Savings' Chairman and Chief Executive Officer are taken into consideration during such review. The Chairman and Chief Executive Officer does not participate in the committee's decision regarding his own compensation review and recommendation.

     The committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Hudson City Bancorp's stockholders, and competitiveness with the external marketplace. To this end, Hudson City Bancorp has retained a nationally recognized compensation consulting firm to assist with the review and recommendation process. In order to determine competitive practices regarding compensation, a group of companies with similar size and business mix to that of Hudson City Savings was compiled. The committee reviewed the compensation practices of the peer group in order to develop recommendations for Hudson City Savings' executive officers.

     Hudson City Savings' compensation program for executive officers consists of: base salary, annual bonus, and long-term incentive awards.

BASE SALARIES

     Salary levels recommended by the committee are intended to be competitive with salary levels of the companies in Hudson City Savings' peer group, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of Hudson City Savings. After a comprehensive review, base salaries for the fiscal year ended 1999 were increased 9% on average for the covered executive officers, a level deemed appropriate using the above criteria.

ANNUAL INCENTIVE

     Hudson City Savings maintains the Annual Incentive Plan in which the executive officers are eligible to participate. A target bonus award has been set for each officer expressed as a percent of salary, which varies based on the officer's position. During the first quarter of 1999, the Board of Directors set a net operating income target (before taxes and extraordinary items) for achievement under the plan. Net operating income performance for 1999 determined the bonus awards that were paid out to the executive officers, as a percent of their target award. In 1999, net operating income performance exceeded target levels; therefore, above target awards were paid to the participating executive officers. Hudson City Savings typically pays these bonuses in cash shortly after the end of the fiscal year, but payment may be deferred to a later date at the election of the participant.

LONG-TERM INCENTIVE

     The Long-Term Incentive Plan permits executive officers to receive additional cash bonuses based on the achievement of performance goals set for a three-year period. Under this plan, participation units are granted to the eligible executive officers. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specific performance targets are met. In 1999, Hudson City Savings made payments for units granted for the three-year period beginning January 1, 1996 and ending December 31, 1998. Performance relating to target levels of asset growth and return on assets for this period determined the value of these units. In 1999, Hudson City Savings granted additional participation units to the executive officers for performance during the three-year period beginning January 1, 1999 and ending December 31, 2001. Actual payments in 2002 will be based on return on assets performance relative to target.

STOCK OPTIONS

     Hudson City Bancorp has implemented the 2000 Stock Option Plan under which the executive officers and directors may be eligible to receive awards. The committee has determined stock option grants based on the financial performance achieved by Hudson City Savings, and the level of long-term incentive awards made by the companies in the peer group. No options were granted to the eligible employees or directors as of the fiscal year ended December 31, 1999.

RECOGNITION AND RETENTION PLAN

     Hudson City Bancorp has implemented the 2000 Recognition and Retention Plan under which the executive officers and directors are eligible to receive restricted stock awards. The Compensation Committee has determined restricted share awards based on the financial performance achieved by Hudson City Savings, and the level of long-term incentive awards made by the companies in the peer group. No awards were granted to the executive officers or directors as of the fiscal year ended December 31, 1999.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee recognizes the significant additional efforts required of the Chairman and Chief Executive Officer in bringing about Hudson City Savings' successful stock conversion and Hudson City Bancorp's initial public offering.

     The Compensation Committee, in conjunction with the compensation consulting firm retained by Hudson City Bancorp, developed the following recommendations for Mr. Gudelski's compensation in 1999. Base salary was increased to $787,770, representing a 4.0% increase from 1998. Under the criteria of the Annual Incentive Plan, the committee awarded Mr. Gudelski a bonus in the amount of $309,288, representing an amount slightly above target. The Chairman and Chief Executive Officer is eligible to participate in the 2000 Stock Option Plan and the 2000 Recognition and Retention Plan. No awards were granted to the Chief Executive Officer as of the fiscal year ended December 31, 1999.

                             Compensation Committee of Hudson City Bancorp, Inc.

                                      Donald O. Quest, M.D. (Chairman)

                                      Victoria H. Bruni

                                      William J. Cosgrove

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1999, the Compensation Committee consisted of Ms. Bruni, Mr. Cosgrove and Dr. Quest. There were no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of Hudson City Bancorp and corporations with which such persons are affiliated.

PERFORMANCE GRAPH

     The following Performance Graph is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Performance Graph shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of
Section 18 of the Exchange Act.

     Pursuant to the regulations of the SEC, the graph below compares the performance of the common stock of Hudson City Bancorp with that of the total return for the Russell 2000 Index and for all thrift stocks as reported by SNL Securities L.C. from July 13, 1999, the date of the reorganization, through December 31, 1999. On July 13, 1999, Hudson City Savings completed its reorganization and Hudson City Bancorp sold 54,350,000 shares of common stock to the public at a subscription price of $10.00 per share. Immediately thereafter, the common stock began trading on the Nasdaq Stock Market. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below. The index level for all series was set to
100.00 on July 13, 1999, the first day of trading for Hudson City Bancorp common stock. For Hudson City Bancorp, the index commenced with the initial public offering price of $10.00 per share.
[PERFORMANCE GRAPH]

                                                HUDSON CITY BANCORP, INC.      RUSSELL 2000 INDEX           SNL THRIFT INDEX
                                                -------------------------      ------------------           ----------------
07/13/99                                                    100                         100                         100
08/31/99                                                 131.25                       97.01                       91.89
09/30/99                                                  137.5                       96.99                        88.6
10/31/99                                                 133.13                       97.38                       96.91
11/30/99                                                 134.88                      103.52                       89.03
12/31/99                                                 134.88                      114.99                       82.61

                                                                    PERIOD ENDING
                                           ---------------------------------------------------------------
INDEX                                      07/13/99   08/31/99   09/30/99   10/31/99   11/30/99   12/31/99
----------------------------------------------------------------------------------------------------------
Hudson City Bancorp, Inc.................   100.00     131.25     137.50     133.13     134.88     134.88
Russell 2000 Index.......................   100.00      97.01      96.99      97.38     103.52     114.99
SNL Thrift Index.........................   100.00      91.89      88.60      96.91      89.03      82.61

     THERE CAN BE NO ASSURANCE THAT STOCK PERFORMANCE WILL CONTINUE INTO THE FUTURE WITH THE SAME OR SIMILAR TRENDS TO THOSE DEPICTED IN THE GRAPH ABOVE.

DIRECTOR COMPENSATION

     Fee Arrangements. To date, Hudson City Savings has compensated its directors and executive officers for their services. Hudson City Bancorp does not pay any additional compensation. We expect to continue this practice until we have a business reason to establish separate compensation programs. Until then, we expect Hudson City Bancorp to reimburse Hudson City Savings for a part of the compensation paid to each director and executive officer that is proportionate to the amount of time which he or she devotes to performing services for Hudson City Bancorp. Hudson City Savings pays a fee to each of its non-management directors for attendance at each board meeting of Hudson City Bancorp or Hudson City Savings and each meeting of a committee of which they are members. A single fee is paid when Hudson City Bancorp and Hudson City Savings hold joint board or committee meetings. The following table sets forth the meeting fees in effect for 1999:

                                                              POSITION     1999
                                                              --------    ------
Board of Hudson City Bancorp and Hudson City Savings........  Member      $3,000
Executive Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         540
Audit Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         490
                                                               Chair         550
Compensation Committee of Hudson City Bancorp...............  Member         800
                                                               Chair         860
Human Resources Committee of Hudson City Savings............  Member         800
                                                               Chair         860
Asset Management Committee of Hudson City Savings...........  Member         800
                                                               Chair         860
Nominating Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         800
                                                               Chair         860

     Outside Directors Consultation Plan. This plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible if he or she retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director multiplied by the number of full years of service as an outside director, to a maximum of 20 years. A director's consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control occurs, this plan will terminate and all of its obligations will be settled by lump sum payment. In computing these lump sums, each non-employee director will be presumed to have attained age 65 and completed 20 years of service.

     Agreements for the Deferral of Directors Fees. This plan allows the deferral of fees for service on the board of directors of Hudson City Savings and its committees. Deferred amounts bear interest, credited quarterly, at the highest interest rate which Hudson City Savings paid to its customers on savings and time deposits during the quarter. Hudson City Savings pays the deferred amounts plus accrued interest following the director's termination of service. These benefits are general, unsecured obligations of Hudson City Savings and are not separately funded.

     2000 Stock Option Plan and 2000 Recognition and Retention Plan. The 2000 Stock Option Plan and 2000 Recognition and Retention Plan were adopted by our Board of Directors and subsequently approved by Hudson City Bancorp's stockholders at the special meeting held on January 13, 2000. Options granted under the 2000 Stock Option Plan are scheduled to vest at the rate of 20% per year over a five-year period and will become immediately exercisable upon an option holder's death or disability. If Article IX of the 2000 Stock Option Plan is approved by stockholders, options granted under the 2000 Stock Option Plan will also become immediately exercisable upon the "retirement" of the option holder or a "change in control" of Hudson City Bancorp, as such terms are defined in the 2000 Stock Option Plan. Awards granted under the 2000 Recognition and Retention Plan are also scheduled to vest in 20% increments over a five-year period with accelerated vesting to occur in the event of an option holder's death or disability. If Article X of the 2000 Recognition and Retention Plan is approved by stockholders, awards made under this plan will also become automatically vested upon the "retirement" of the award recipient or a "change of control" of Hudson City Bancorp as such terms are defined in the 2000 Recognition and Retention Plan.

     For complete descriptions of the 2000 Stock Option Plan and 2000 Recognition and Retention Plan and the provisions of these Plans subject to stockholder approval, see "Proposal 2" and "Proposal 3."

EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table provides information about the compensation paid for 1999 and 1998 to our Chief Executive Officer and to the four other most highly compensated executive officers whose total annual salary and bonus for 1999 was at least $100,000.

                                                  ANNUAL COMPENSATION(1)                        PAYOUTS
                                             --------------------------------   ---------------------------------------
NAME AND                                                      OTHER ANNUAL             LTIP              ALL OTHER
PRINCIPAL POSITIONS       YEAR   SALARY($)   BONUS($)(1)   COMPENSATION($)(2)   COMPENSATION($)(3)   COMPENSATION($)(4)
-------------------       ----   ---------   -----------   ------------------   ------------------   ------------------
Leonard S. Gudelski.....  1999    787,770      319,288            --                       --              88,288
  Chairman and Chief      1998    754,770      286,435            --                1,248,912              68,165
  Executive Officer
Ronald E. Hermance,       1999    339,346      117,194            --                       --              30,373
  Jr....................
  President and Chief     1998    305,308      104,555            --                  425,796              23,438
  Executive Officer
John M. Tassillo........  1999    224,918       69,740            --                       --              17,549
  Executive Vice          1998    203,231       61,462            --                  237,048              13,444
  President, Treasurer
  and Secretary
James Kranz.............  1999    164,551       10,000            --                       --              10,781
  Senior Vice President   1998    155,293        7,775            --                  111,258               8,439
  and Investment Officer
  of Hudson City Savings
Michael B. Lee..........  1999    123,154        8,550            --                       --               6,373
  Senior Vice President   1998    109,908        5,420            --                   78,078               6,123
  and Secretary of
  Hudson City Savings

-------------------------

(1) The figures for 1998 include the following employer contributions to the Hudson City Savings Bank Profit Incentive Bonus Plan, a tax-qualified profit-sharing plan, which the executive officer could have elected to receive in cash for 1998: Mr. Gudelski, $8,000; Mr. Hermance, $8,000; Mr. Tassillo, $8,000; Mr. Kranz, $7,775; and Mr. Lee, $5,420. The figures for 1999 include the following employer contributions to the Hudson City Savings Bank Profit Incentive Bonus Plan which the executive officer could have elected to receive in cash for 1999: Mr. Gudelski, $10,000; Mr. Hermance, $10,000; Mr. Tassillo, $10,000; Mr. Kranz, $10,000; and Mr. Lee, $8,550. For
    the 1998 figures, included are the following bonuses under the Hudson City Savings Bank Annual Incentive Plan, a non-qualified performance-based compensation plan which were

                                                  (notes continued on next page)
    earned for 1998 and paid in 1999: Mr. Gudelski, $278,435; Mr. Hermance, $96,555; and Mr. Tassillo, $53,462. The figures for 1999 also include the following bonuses under the Hudson City Savings Bank Annual Incentive Plan which were earned for 1999 and paid in 2000: Mr. Gudelski, $309,288; Mr. Hermance, $107,194; and Mr. Tassillo, $59,740.

(2) Hudson City Savings provides its executive officers with certain non-cash benefits and perquisites, such as the use of Bank-owned or leased automobiles. Management of Hudson City Savings believes that the aggregate value of these benefits for each year included in the table did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the table.

(3) Represents amounts payable in 1999 under Hudson City Savings' Long-Term Incentive Plan, a non-qualified performance-based compensation plan, based on achievement of performance goals established for the three-year period ended December 31, 1998. This plan has been administered so that payments have been made once every three years. Includes amounts which may have been deferred by the executive officer pursuant to an individual non-qualified deferred compensation arrangement.

(4) Includes the following components: 1999-(1) amounts accrued under the Hudson City Savings Bank Supplemental Savings Plan, a non-qualified deferred compensation plan -- Mr. Gudelski, $48,800; Mr. Hermance, $13,775; Mr. Tassillo, $5,900; and Mr. Kranz, $2,052; (2) the premium cost for life insurance coverage under the Hudson City Savings Bank Supplemental Death Benefit Plan for Senior Officers -- Mr. Gudelski, $1,776; Mr. Hermance, $1,352; Mr. Tassillo, $1,454; Mr. Kranz, $713; and Mr. Lee, $653; and (3)
    amounts under the ESOP and the ESOP Restoration Plan, respectively, based upon the closing price of $13.75 of Hudson City Bancorp stock on September 30, 1999 -- Mr. Gudelski, $8,016 and $29,696; Mr. Hermance, $8,016 and
    $7,230; Mr. Tassillo, $8,016 and $2,179; Mr. Kranz, $8,016; and Mr. Lee,
    $5,720. 1998-(1) employer contributions to Hudson City Savings Bank Profit Incentive Bonus Plan which the executive officer could not elect to receive in cash -- Mr. Gudelski, $8,000; Mr. Hermance, $8,000; Mr. Tassillo, $8,000; Mr. Kranz, $8,000; and Mr. Lee, $6,840; (2) amounts accrued under the Hudson City Savings Bank Supplemental Savings Plan, a non-qualified deferred compensation plan -- Mr. Gudelski, $58,400; Mr. Hermance, $14,100; and Mr. Tassillo, $4,000; and (3) the premium cost for life insurance coverage under the Hudson City Savings Bank Supplemental Death Benefit Plan for Senior Officers -- Mr. Gudelski, $1,765; Mr. Hermance, $1,338; Mr. Tassillo, $1,444; Mr. Kranz, $664; and Mr. Lee, $703.

EMPLOYMENT AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into employment agreements with Messrs. Gudelski, Hermance and Tassillo to secure their services as officers. The employment agreements became effective on July 13, 1999. They have rolling three-year terms which a decision of the executive or joint decision of Hudson City Bancorp and Hudson City Savings may convert to a fixed three year term. These agreements provide for minimum annual salaries of $798,000, $400,000 and $260,000, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans (including cash incentive compensation under the existing Annual Incentive Plan and Long-Term Incentive Plan, to the extent that Hudson City Savings continues those plans in the future). They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Hudson City Bancorp and Hudson City Savings may discharge each executive, and each executive may resign, at any time with or without cause. However, in the event of discharge without cause, Hudson City Bancorp and Hudson City Savings will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Hudson City Savings' principal office in Paramus, New Jersey and over 25 miles from the executive's principal residence; or other material breach of contract by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days. For 60 days after a change of control, each executive may resign for any reason and collect severance benefits as if he had been discharged without cause. The employment agreements also provide certain uninsured death and disability benefits.

     If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive would retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

CHANGE OF CONTROL AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change of control agreements with Messrs. Corridon, Kranz, Laird and Lee. The term of these agreements is perpetual until Hudson City Savings gives notice of non-extension, at which time the term is fixed for two years.

     Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Hudson City Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Hudson City Savings' principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide certain uninsured death and disability benefits.

     If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

     Similar change of control agreements providing severance benefits equal to one year's compensation and benefits are in effect for the 4 First Vice Presidents and 27 Vice Presidents of Hudson City Savings.

BENEFIT PLANS

     Annual Incentive Plan. This plan permits officers with titles of Senior Vice President and above, who are selected by the Compensation Committee, to earn cash bonuses each year. Currently only Messrs. Gudelski, Hermance, Tassillo, Corridon, Kranz, Laird and Lee are eligible for this plan. The bonuses are a percentage of each officer's annual rate of base salary. The percentage varies based on the officer's position and Hudson City Savings' net operating income (before taxes and extraordinary items, but after interest expense) relative to a target which the Board of Directors establishes during the first quarter of the year. Hudson City Savings typically pays these bonuses shortly after the end of the year, but payment may be deferred to a later date at the election of the participant. Deferred amounts bear interest at prescribed rates. Deferred amounts plus accrued interest are general, unsecured obligations of Hudson City Savings and are not separately funded.

     Long-Term Incentive Plan. This plan permits employees selected by the Compensation Committee to earn additional cash bonuses based on achievement of performance goals set for periods longer than one year. Under this plan, the Compensation Committee grants participation units to selected employees. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specified performance targets are met. The Compensation Committee may also establish lower unit values for performance that exceeds a minimum threshold but is below the target and higher unit values for performance that exceeds the target. In 1999, Hudson City Savings made payments for units granted for the three-year period beginning January 1, 1996 and ending December 31, 1998. Hudson City Savings' performance relative to target levels of asset growth and return on assets for this period determined the value of these units. This plan has been administered so that payments have been made only once every three years.

     Generally, participants must remain employed through the end of the relevant performance period to receive payment for units. There are exceptions for death, disability or retirement during the performance period. In addition, in the event of a change of control, the terms of the plan abbreviate the performance period for any outstanding units and provide for pro-rated payments based on performance to the date of the change of control.

     The following table sets forth information concerning the long-term incentive awards made through December 31, 1999 relating to performance during the three-year period ending December 31, 2001:

                                                               ESTIMATED FUTURE PAYOUTS
                                                         UNDER NON-STOCK PRICE-BASED PLANS(1)
                                     ----------------------------------------------------------------------------
                                     NUMBER OF       PERFORMANCE        THRESHOLD        TARGET        MAXIMUM
NAME/POSITION                          UNITS     PERIOD UNTIL PAYOUT   $10 PER UNIT   $25 PER UNIT   $50 PER UNIT
-------------                        ---------   -------------------   ------------   ------------   ------------
Leonard S. Gudelski................   33,369     Three year              $333,690       $834,225      $1,668,450
  Chairman and Chief Executive                   period ending
  Officer                                        December 31, 2001
Ronald E. Hermance, Jr. ...........   13,653     Three year               136,530        341,325         682,650
  President and Chief Operating                  period ending
  Officer                                        December 31, 2001
John M. Tassillo...................    7,440     Three year                74,400        186,000         372,000
  Executive Vice President and                   period ending
  Treasurer                                      December 31, 2001
James Kranz........................    3,086     Three year                30,860         77,150         154,300
  Senior Vice President and                      period ending
  Investment Officer                             December 31, 2001
Michael B. Lee.....................    2,511     Three year                25,110         62,775         125,550
  Senior Vice President and                      period ending
    Secretary                                    December 31, 2001

-------------------------

(1) Actual payments will be determined on the basis of return on average assets performance relative to prescribed target levels.

     Pension Plans. The Hudson City Savings Bank Employees' Retirement Plan is a tax-qualified plan that covers substantially all salaried employees who are age 21 and have at least one year of service. The Supplemental Executive Retirement Plan covers selected executive officers and currently covers Messrs. Gudelski, Hermance and Tassillo. The following table shows the estimated aggregate benefits payable under the Employees' Retirement Plan and the Supplemental Executive Retirement Plan upon retirement at age 65 in 1999 with various years of service and average final compensation combinations.

                                 YEARS OF SERVICE
AVERAGE FINAL     -----------------------------------------------
COMPENSATION(1)     15        20        25        30       35(2)
---------------   -------   -------   -------   -------   -------
  $  100,000      $30,000   $40,000   $50,000   $60,000   $60,000
     125,000       37,500    50,000    62,500    75,000    75,000
     150,000       45,000    60,000    75,000    90,000    90,000
     160,000       48,000    64,000    80,000    96,000    96,000
     175,000       52,500    70,000    87,500   105,000   105,000
     200,000       60,000    80,000   100,000   120,000   120,000
     300,000       90,000   120,000   150,000   180,000   180,000
     400,000      120,000   160,000   200,000   240,000   240,000
     500,000      150,000   200,000   250,000   300,000   300,000
     750,000      225,000   300,000   375,000   450,000   450,000
   1,000,000      300,000   400,000   500,000   600,000   600,000

-------------------------

(1) Average final compensation is average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest three consecutive years during the final 10 years of employment. Tax laws impose a limit ($160,000 for individuals retiring in 1999) on the average final compensation that may be counted in computing benefits under the Employees' Retirement Plan. The Employees' Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Gudelski, Hermance and Tassillo, benefits based on average final compensation in excess of this limit are payable under the Supplemental Executive Retirement Plan.

(2) The Employees' Retirement Plan and the Supplemental Executive Retirement Plan do not count service in excess of 30 years in the benefit formula.

     The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. At December 31, 1999, the average final compensation and estimated years of service of the executive officers named in the Summary Compensation Table were: Mr. Gudelski: $752,436, 30 years of service; Mr. Hermance: $311,321, 11 years of service; Mr. Tassillo, $206,095, 30 years of service; Mr. Kranz: $155,937, 16 years of service; and Mr.
Lee: $112,505, 28 years of service.

     Savings Plans. The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Hudson City Savings had made contributions to this plan equal to 10% of each eligible employee's base salary. Participants may choose to receive up to 50% of this contribution currently in cash. The plan holds the balance on a tax deferred basis. Because it adopted the Employee Stock Ownership Plan in connection with the reorganization, Hudson City Savings reduced its contributions to the Profit Incentive Bonus Plan to 5% of base salary paid after March 31, 1999, with a cash election available for the full amount of the reduced contribution.

     This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants will direct the voting of shares purchased for their plan accounts.

     The Supplementary Savings Plan of Hudson City Savings Bank is a non-qualified plan that provides additional benefits to certain participants whose benefits under the Profit Incentive Bonus Plan are limited by tax law limitations applicable to tax-qualified plans.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It was adopted in connection with the reorganization.

     Hudson City Bancorp has committed to lend this plan enough money to purchase 4,348,000 of the shares issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in the reorganization). The plan had purchased 4,348,000 shares as of May 18, 2000.

     Although contributions to this plan will be discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Hudson City Bancorp. The loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan has pledged the shares it purchases as collateral for the loan and holds them in a suspense account.

     The plan released 72,467 of the pledged shares as of September 30, 1999. We expect that 144,934 of the shares will be released annually in the years 2000 through 2028, and that the remaining shares will be released in 2029. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     ESOP Restoration Plan. The ESOP Restoration Plan of Hudson City Savings is a non-qualified plan that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the Employee Stock Ownership Plan's benefit formula. The supplemental payments consist of payments representing shares that cannot be allocated to participants under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the Employee Stock Ownership Plan's loan, payments representing the shares that would have been allocated if employment had continued through the full term of the loan.

     Post-Retirement Death Benefit for Senior Officers. Hudson City Savings has entered into approximately 89 post-retirement death benefit agreements with officers at the assistant vice president level and higher. These agreements provide a death benefit to each officer's beneficiary if the officer's employment continues until retirement and he or she dies after retirement. The amount of the death benefit ranges from $25,000 for assistant vice presidents to $50,000 for the President or the Chairman. To finance this benefit, Hudson City Savings has purchased whole life insurance policies on the lives of these officers. This death benefit is in addition to the benefits provided under the group life insurance plan generally applicable to all employees.

     2000 Stock Option Plan. The 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on January 13, 2000. Article IX of the 2000 Stock Option Plan is subject to the approval of our stockholders at the annual meeting. No options were granted to eligible employees as of the fiscal year ended December 31, 1999. For a description of this plan, see "Proposal 2."

     2000 Recognition and Retention Plan. The 2000 Recognition and Retention Plan was adopted by our Board of Directors and approved by our stockholders on January 13, 2000. Article X of the 2000 Recognition and Retention Plan is subject to the approval of our stockholders at the annual meeting. No awards were made to eligible employees under the plan as of the fiscal year ended December 31, 1999. For a description of this plan, see "Proposal 3."

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

     As a private entity, Hudson City Savings has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Because Hudson City Savings is now a subsidiary of a public company, federal tax laws may limit this deduction in future years to $1 million each tax year for each executive officer named in the summary compensation table in Hudson City Bancorp's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the reorganization. Hudson City Bancorp expects that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Hudson City Bancorp and Hudson City Savings will be reduced.

CERTAIN TRANSACTIONS WITH MEMBERS OF OUR BOARD OF DIRECTORS AND EXECUTIVE
OFFICERS

     We do not make loans to our officers or members of our Board of Directors. However, we do make residential mortgage loans to our other employees. These loans bear interest at the same rate as loans offered to non-employee borrowers minus one-quarter percent. The mortgage loans otherwise have the same underwriting terms that apply to non-employee borrowers.

     We retain the law firm of Dieffenbach Witt & Birchby. John D. Birchby, a director of Hudson City Bancorp, Hudson City Savings and Hudson City, MHC, has been a partner of Dieffenbach, Witt & Birchby since 1975. For 1999, we paid $305,000 to the law firm under our retainer agreement plus the balance of the unbilled charges for 1998 in the amount of $6,800 for a total of $311,800. The firm also received $1,114,000 in 1999 from borrowers of Hudson City Savings to review loan documentation. We also rent 2,450 square feet of office space to Dieffenbach Witt & Birchby. During 1999, we entered into a new lease with the law firm which increased the rent to current market rates. The new lease agreement provides for a three-year term with lease payments of $46,600, $47,770 and $49,000 for the periods beginning May 1, 1999, 2000 and 2001, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Hudson City Bancorp's executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the SEC reports of ownership and changes of ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that the statement of changes in beneficial ownership on Form 4 for Mr. Ronald E. Hermance, Jr. for July 1999 was accurate in all respects except that the reported number of shares purchased on July 13, 1999 was one share less than the number actually purchased on that date, which information was subsequently reported on a Form 4 on June 6, 2000.

--------------------------------------------------------------------------------

                                   PROPOSAL 2

                         APPROVAL OF ARTICLE IX OF THE
                HUDSON CITY BANCORP, INC. 2000 STOCK OPTION PLAN
--------------------------------------------------------------------------------

GENERAL INFORMATION ABOUT THE PLAN AND ARTICLE IX

     Our Board of Directors has adopted the Hudson City Bancorp, Inc. 2000 Stock Option Plan, and the holders of a majority of our outstanding shares of common stock that are not owned by Hudson City, MHC approved the plan on January 13, 2000, with an effective date of January 13, 2000. Pursuant to regulations applicable to stock option plans established or implemented within one year following the completion of a mutual-to-stock conversion, the 2000 Stock Option Plan contained certain restrictions and limitations, including among others, provisions requiring the vesting of options to occur no more rapidly than ratably over a five year period and the prohibition against accelerated vesting of option grants upon retirement of the optionee or the occurrence of a change in control as defined in the 2000 Stock Option Plan. The applicable regulations permit the elimination of the provisions of the 2000 Stock Option Plan which reflect the restrictions and limitations described above, provided that stockholder approval therefor is obtained more than one year following the completion of the mutual-to-stock conversion. Our Board of Directors adopted
Article IX of the 2000 Stock Option Plan when it adopted the 2000 Stock Option Plan, subject to approval by our stockholders, for the purpose of eliminating such restrictions and limitations described above regarding the vesting schedule, and accelerated vesting upon retirement or occurrence of a change in control. Article IX does not increase the number of shares reserved for issuance under the plan, decrease the price per share at which options may be granted under the plan or alter the classes of individuals eligible to participate in the plan. In the event that Article IX is not approved by our stockholders at the annual meeting, it will not take effect, but the 2000 Stock Option Plan will remain in effect. The full text of Article IX of the 2000 Stock Option Plan is set forth as Appendix A to this proxy statement, to which reference is made, and the summary of Article IX provided below is qualified in its entirety by such reference.

PURPOSE OF THE OPTION PLAN

     The purpose of the option plan is to promote the growth and profitability Hudson City Bancorp, to provide certain key officers, employees and directors of Hudson City Bancorp and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Hudson City Bancorp.

DESCRIPTION OF THE OPTION PLAN

     Administration. A committee of outside directors administers this plan. Its members are the members of the Compensation Committee of our Board of Directors who are "disinterested directors" under the federal tax and securities laws. In general, disinterested directors are directors who (1) are not, and never were, officers or employees of Hudson City Bancorp or Hudson City Savings; and (2) do not receive material compensation from Hudson City Bancorp or Hudson City Savings except for service as a director. The administrative committee must have at least two members and has broad discretionary powers. The entire current membership of the Compensation Committee satisfies these requirements and currently acts as the administrative committee for this plan.

     Stock Subject to the 2000 Stock Option Plan. Hudson City Bancorp has reserved 5,435,000 shares of our common stock for issuance upon the exercise of options under the plan. Such shares may be authorized and unissued shares or shares previously issued that Hudson City Bancorp has reacquired. Any shares subject to grants under the 2000 Stock Option Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall be available for new option grants. The aggregate fair market value of the shares reserved for issuance under the plan was $86,623,030, based on the latest closing sales price per share of common stock of $15.938 on The Nasdaq Stock Market on May 18, 2000.

     Eligibility. The administrative committee of Hudson City Bancorp selects the people who receive stock option grants under the plan. Any employee of Hudson City Bancorp, Hudson City Savings or any affiliate approved by the Board of Directors may be selected to receive option grants. As of January 13, 2000, there were 154 employees selected by the committee to receive option grants. Directors of Hudson City Bancorp, Hudson City Savings or any affiliate approved by the Board of Directors who are not also employees or officers may be selected by the committee to receive option grants. As of January 13, 2000, there were 9 such directors selected by the committee to receive option grants. On January 13, 2000, options to purchase an aggregate of 4,497,000 shares were granted to the selected employees and directors. See "New Plan Benefits -- Hudson City Bancorp, Inc. Stock Plans."

     Terms and Conditions of Options. The committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions:

     - It may not grant options to purchase more than 1,358,750 shares to any one employee. In addition, it may not grant options to purchase more than 271,500 shares of common stock to any one non-employee director or options to purchase more than 1,630,500 shares of common stock to all outside directors in the aggregate.

     - It may not grant a stock option with a purchase price that is less than the fair market value of a share of common stock on the date it grants the stock option.

     - It may not grant a stock option with a term that is longer than 10 years.

     - It may not grant stock options with an effective date that is before January 13, 2000, the date of stockholder approval for the plan.

The committee may grant incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special federal income tax treatment. Incentive stock options are subject to certain additional restrictions under the Internal Revenue Code and the plan.

     Currently, the 2000 Stock Option Plan requires that options granted to eligible employees or directors become exercisable no more rapidly than ratably over a five-year period (with acceleration only upon death or disability) and would prohibit the accelerated vesting of options upon retirement or a change in control (as such terms are defined in the plan). As permitted by applicable regulations, Article IX would eliminate these requirements, both with respect to outstanding options and any options that may be granted in the future. Pursuant to Article IX of the 2000 Stock Option Plan, upon a change in control or retirement, all options granted to such eligible individuals that are outstanding as of the date of such person's retirement or a change in control will automatically become fully vested and exercisable. Article IX of the plan also permits the Compensation Committee to establish a vesting schedule that is either more or less favorable than the five year vesting schedule to be applicable to an option granted to an eligible individual under the plan.

     Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Hudson City Bancorp already owned by the option holder, shares to be acquired by the option holder upon exercise of the option, or in such other consideration as the administrative committee authorizes. Options may be transferred prior to exercise only to certain family members, certain non-profit organizations, and on death of the option holder.

     Mergers and Reorganizations; Adjustments for Extraordinary Dividends. The number of shares available under the plan, the maximum limits on option grants to individual officers and directors and to non-employee directors in the aggregate, and the number of shares subject to outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which Hudson City Bancorp is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Hudson City Bancorp is not the surviving entity, outstanding options may be canceled upon 30 days' written notice to the option holder so long as the option holder receives payment determined by Hudson City Bancorp's Board of Directors to be of a value equivalent to the value of the canceled options.

TERMINATION OR AMENDMENT OF THE OPTION PLAN

     This plan is in effect for a ten-year period that began on January 13, 2000 and will end on January 13, 2010. The Board of Directors of Hudson City Bancorp may suspend or terminate the plan before then. It may also amend this plan at any time and in any respect. Any amendment that would change the class of eligible employees, increase the number of stock options that may be granted to any person or in total, or reduce the minimum option price must first be approved by our stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Hudson City Bancorp and recipients of stock option grants under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under section 401(a) of the Internal Revenue Code.

     Federal Tax Consequences for Option Recipients. Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the plan's change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

     Federal Tax Consequences for Hudson City Bancorp. When a non-qualified stock option is exercised, Hudson City Bancorp may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the plan's change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called "qualified performance-based compensation". We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option.

     The preceding statements summarize the general principles of current federal income tax law applicable to options that may be granted under the plan. State and local tax consequences may also be significant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF ARTICLE IX OF THE HUDSON CITY BANCORP, INC. 2000 STOCK OPTION PLAN.

--------------------------------------------------------------------------------

                                   PROPOSAL 3
                          APPROVAL OF ARTICLE X OF THE
         HUDSON CITY BANCORP, INC. 2000 RECOGNITION AND RETENTION PLAN
--------------------------------------------------------------------------------

GENERAL INFORMATION ABOUT THE 2000 RECOGNITION AND RETENTION PLAN AND ARTICLE X

     Our Board of Directors has adopted the Hudson City Bancorp, Inc. 2000 Recognition and Retention Plan, and the holders of a majority of our outstanding shares of common stock that are not owned by Hudson City, MHC approved the plan on January 13, 2000, with an effective date of January 13, 2000. Pursuant to regulations applicable to stock benefit plans established or implemented within one year following the completion of a mutual-to-stock conversion, the 2000 Recognition and Retention Plan contained certain restrictions and limitations, including provisions requiring the vesting of restricted stock awards to occur no more rapidly than ratably over a five year period and the prohibition against accelerated vesting of restricted stock awards upon retirement of the award recipient or the occurrence of a change of control as defined in the plan. The applicable regulations permit the elimination of the provisions of the 2000 Recognition and Retention Plan which reflect the restrictions and limitations described above, provided that stockholder approval therefor is obtained more than one year following the completion of the mutual-to-stock conversion. Our Board of Directors adopted Article X of the 2000 Recognition and Retention Plan when it adopted the 2000 Recognition and Retention Plan, subject to approval by our stockholders, for the purpose of eliminating such restrictions and limitations. Article X does not increase the number of shares available for distribution under the 2000 Recognition and Retention Plan, change the plan's eligibility requirements, or alter the types of restricted stock awards that may be made to participants in the plan. In the event that Article X is not approved by stockholders at the annual meeting, it will not take effect, but the 2000 Recognition and Retention plan will remain in effect. The full text of Article X is set forth as Appendix B to this proxy statement, to which reference is made, and the summary of Article X provided below is qualified in its entirety by such reference.

PURPOSE OF THE 2000 RECOGNITION AND RETENTION PLAN

     The purpose of the plan is to promote the growth and profitability of Hudson City Bancorp, to provide certain key officers, employees and directors of Hudson City Bancorp and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Hudson City Bancorp.

DESCRIPTION OF THE 2000 RECOGNITION AND RETENTION PLAN

     Administration. A committee of outside directors administers this plan. Its members are the members of the Compensation Committee of our Board of Directors who are "disinterested directors" under the federal tax and securities laws. In general, disinterested directors are directors who (1) are not, and never were, officers or employees of Hudson City Bancorp or Hudson City Savings; and (2) do not receive material compensation from Hudson City Bancorp or Hudson City Savings except for service as a director. The administrative committee must have at least two members and has broad discretionary powers. The current membership of the Compensation Committee satisfies these requirements and currently acts as the administrative committee for this plan.

     Stock Subject to the 2000 Recognition and Retention Plan. Hudson City Bancorp has established a custodial account with DB Alex. Brown LLC as custodian and has contributed certain amounts of money or property to be determined by the Board of Directors of Hudson City Bancorp, in its discretion. No contributions by participants will be permitted. The custodian will invest the assets of the custodial account primarily in the shares of our common stock that will be used to make restricted stock awards. The custodial account is authorized to purchase our common stock on the open market, or in private transactions. The custodial account will not purchase previously authorized but unissued shares from Hudson City Bancorp. The custodial account is not authorized to purchase more than 2,174,000 shares of our common stock and cannot purchase more than this number. The aggregate fair market value of the shares to be purchased under this plan was $34,649,212, based on the closing sales price per share of our common stock of $15.938 on The Nasdaq Stock Market on May 18, 2000. The aggregate fair market value of the 1,966,100 shares purchased under this plan was $31,335,702 based on the closing sales price per share of our common stock of $15.938 on The Nasdaq Stock Market on May 18, 2000.

     Eligibility. The administrative committee of Hudson City Bancorp selects the people who receive restricted stock awards under the plan. Any employee of Hudson City Bancorp, Hudson City Savings or any affiliate approved by the Board of Directors may be selected to receive stock awards. As of January 13, 2000, there were 38 employees selected by the committee to receive stock awards. Directors of Hudson City Bancorp, Hudson City Savings or any affiliate approved by the Board of Directors who are not also employees or officers may be selected by the committee to receive stock awards. As of January 13, 2000, there were 9 such directors selected by the committee to receive stock awards. On January 13, 2000, awards for an aggregate of 1,966,100 shares were granted to the selected employees and directors. See "New Plan Benefits--Hudson City Bancorp, Inc. Stock Plans."

     Terms and Conditions of Awards. The committee sets the terms and conditions of the restricted stock awards that it grants. In setting terms and conditions, it must observe the following restrictions:

     - It may not grant restricted stock awards for more than 543,500 shares of our common stock to any one officer or employee, more than 108,700 shares of our common stock to any one non-employee director, or more than 652,200 shares to all non-employee directors in the aggregate.

     - It may not grant restricted stock awards with an effective date that is before the date that we receive stockholder approval for the plan.

As a general rule, shares of our common stock that are subject to a restricted stock award are held in a custodial account for the benefit of the award recipient until vested and, when vested, are transferred from the custodial account to the award recipient. While the shares are held in the custodial account, the award recipient receives dividends and exercises voting rights. In the alternative, the administrative committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

     Currently, the 2000 Recognition and Retention Plan provides that shares covered by an award will vest no more rapidly than ratably over a five-year period (with accelerated vesting only on cases of death or disability) and would prohibit the accelerated vesting upon retirement or a change in control (as defined by the plan). As permitted by applicable regulations, these restrictions on vesting may be removed through stockholder approval of Article X of the 2000 Recognition and Retention Plan. Accordingly, pursuant to Article X of the 2000 Recognition and Retention Plan, all shares covered by an outstanding award will become 100% vested upon the death, disability or retirement of an award recipient or a change of control of Hudson City Bancorp. Article X of the 2000 Recognition and Retention Plan also permits the administrative committee to establish a vesting schedule that is more favorable than the five year vesting schedule to be applicable to an award made to an eligible individual under the plan.

     Mergers and Reorganizations. The number of shares available under the plan, the maximum limits on restricted stock awards to individual officers and directors and to non-employee directors in the aggregate, and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which Hudson City Bancorp is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Hudson City Bancorp is not the surviving entity, the custodian will hold any money, stock, securities or other property received in the custodial account, and adjust any award by allocating such money, stock, securities or other property to the individual eligible for the award.

TERMINATION OR AMENDMENT

     The Board of Directors of Hudson City Bancorp has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the plan may not be terminated while there are outstanding awards that will vest in the future. Upon the termination of the plan, the custodian will make distributions from the custodial account as directed by the administrative committee and will return any remaining assets of the custodial account to Hudson City Bancorp.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Hudson City Bancorp and recipients of awards that may be granted under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

     The stock awards under the plan do not result in federal income tax consequences to either Hudson City Bancorp or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Hudson City Bancorp will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the plan, such dividend amounts will also be included in the ordinary income of the recipient. Hudson City Bancorp will be allowed to claim a deduction for compensation expense for this amount as well.

     Section 162(m) of the Internal Revenue Code limits Hudson City Bancorp's deductions for compensation in excess of $1,000,000 per year for the chief executive officer and the four other most highly paid executives named in its proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1,000,000. We expect that the administrative committee will take these deduction limits into account in setting the size and the terms and conditions of restricted stock awards. However, the administrative committee may decide to grant restricted stock awards all or a portion of which will exceed the deduction limit.

     The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF ARTICLE X OF THE HUDSON CITY BANCORP, INC. 2000 RECOGNITION AND RETENTION PLAN.

                               NEW PLAN BENEFITS
                     HUDSON CITY BANCORP, INC. STOCK PLANS

     The following table sets forth benefits actually awarded during 2000 through May 18, 2000 to the individuals and groups specified.

                                                          2000 STOCK OPTION PLAN(1)             RRP (2)
                                                          --------------------------    -----------------------
NAME/POSITION                                                  #           $ VALUE          #         $ VALUE
-------------                                             ------------    ----------    ---------    ----------
Leonard S. Gudelski, Chairman and Chief Executive
  Officer...............................................   1,000,000         --           430,000     5,966,250
Ronald E. Hermance, Jr., President and Chief Operating
  Officer...............................................     650,000         --           300,000     4,162,500
John M. Tassillo, Executive Vice President, Treasurer
  and Secretary.........................................     180,000         --           120,000     1,665,000
James Kranz, Senior Vice President -- Investment Officer
  of Hudson City Savings................................      75,000         --            40,000       555,000
Michael B. Lee, Senior Vice President and Secretary of
  Hudson City Savings...................................      75,000         --            40,000       555,000
Executive Group (7 individuals).........................   2,130,000         --         1,010,000    14,013,750
All Non-Executive Director Group........................     900,000         --           495,000     6,868,125
Non-Executive Officer Employees Group...................   1,467,000         --           461,100     6,397,763

-------------------------

(1) The exercise price of the options is $13.875 per share which was the fair market value of a share on January 13, 2000, the date of grant. The dollar value of an option on the grant date was not readily ascertainable, and the future value, if any, will be dependent on the price of a share in the future. The options granted will become exercisable in 20% increments on each anniversary of the grant date, with full vesting to occur on the fifth consecutive anniversary of the grant date or upon the earlier death or disability of the option recipient. If approved by Hudson City Bancorp's stockholders, Article IX would provide for accelerated vesting to occur upon the retirement of the option holder or a change in control, as such terms are defined in the plan and would permit the Compensation Committee to establish a different vesting schedule for eligible individuals.

(2) On January 13, 2000, each eligible individual received an award as shown in the above table. The dollar value of such awards, shown in the table above, was calculated on the basis of $13.875 per share, the fair market value of a share on the date these awards were granted. Currently the 2000 Recognition and Retention Plan provides for these awards to vest no more rapidly than ratably over a five-year period. If approved by Hudson City Bancorp's stockholders, Article X would provide for accelerated vesting of these awards to occur upon the retirement of the award recipient or the date of a change of control, as such terms are defined in the plan and would permit the Compensation Committee to establish a different schedule for eligible individuals.

--------------------------------------------------------------------------------

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

GENERAL

     The Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2000, subject to ratification of such appointment by our stockholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the stockholders at the annual meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                             ADDITIONAL INFORMATION

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

     The bylaws of Hudson City Bancorp provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, ninety (90) days in advance of the anniversary of the previous year's annual meeting if the current year's meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act (other than this proxy statement). A stockholder's notice to the Secretary shall set forth such information as required by the Bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "-- Date For Submission of Stockholder Proposals."

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     We have scheduled the 2001 Annual Meeting of Stockholders to be held on May 17, 2001. Accordingly, pursuant to proxy soliciting regulations of the SEC, any stockholder proposal intended for inclusion in the proxy statement for Hudson City Bancorp's 2001 Annual Meeting of Stockholders must be received by Hudson City Bancorp not later than December 20, 2000. If the date of the 2001 Annual Meeting of Stockholders changes, then any such stockholder proposal must be received a reasonable time before we make our proxy solicitation in connection with such meeting. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. sec.240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

ANNUAL REPORT TO STOCKHOLDERS

     A copy of the 1999 Annual Report to stockholders, including the consolidated financial statements prepared in conformity with generally accepted accounting principles, for the fiscal year ended December 31, 1999 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 1999 Annual Report. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC (WITHOUT EXHIBITS) BY WRITING TO LOUIS J. BEIERLE, VICE PRESIDENT, HUDSON CITY BANCORP, INC., WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652 OR BY CALLING (201) 967-8290.

                                          By Order of the Board of Directors,

                                          /s/ John M. Tassillo
                                          John M. Tassillo
                                          Executive Vice President,
                                          Treasurer and Secretary

Paramus, New Jersey
June 9, 2000

        TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING
               PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      APPENDIX A

                                   ARTICLE IX

         ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

     SECTION 9.1  Accelerated Vesting Upon Retirement or Change in Control.

     Notwithstanding anything in the Plan to the contrary, but subject to section 9.3: (a) in the event that any Option holder terminates service with the Employer and such termination constitutes a Retirement, all Options outstanding to such holder on the date of his Retirement shall, to the extent not already exercisable, become exercisable upon Retirement; and (b) in the event of a Change in Control, all Options outstanding under the Plan on the date of the Change in Control shall, to the extent not already exercisable, become exercisable on the date of the Change in Control.

     SECTION 9.2  Discretion to Establish Vesting Schedules.

     Notwithstanding anything in the Plan to the contrary, but subject to section 9.3, section 5.5(b) shall apply in determining the exercisability of Options granted to Eligible Employees only if no different vesting schedule is established by the Committee and specified in the agreement evidencing an outstanding Option.

     SECTION 9.3  No Effect Prior to Shareholder Approval.

     Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after July 13, 2000.

                                                                      APPENDIX B

                                   ARTICLE X

         ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

     SECTION 10.1  Accelerated Vesting Upon Retirement or Change in Control.

     Notwithstanding anything in the Plan to the contrary, but subject to section 10.3, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award: (a) in the event that any Award Recipient terminates service with the Employer and such termination constitutes a Retirement, all Awards outstanding to such holder on the date of his Retirement shall, to the extent not already vested, become vested upon Retirement; and (b) in the event of a Change of Control, all Awards outstanding under the Plan on the date of the Change of Control shall, to the extent not already vested, become vested on the date of the Change of Control.

     SECTION 10.2  Discretion to Establish Vesting Schedules.

     Notwithstanding anything in the Plan to the contrary, but subject to section 10.3, section 7.1 shall apply in determining the vesting of Awards only if no different vesting schedule is established by the Committee and specified in the Award Notice.

     SECTION 10.3  No Effect Prior to Stockholder Approval.

     Notwithstanding anything contained in this Article X to the contrary, the provisions of this Article X shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after July 13, 2000.

                                 REVOCABLE PROXY


                            HUDSON CITY BANCORP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           HUDSON CITY BANCORP, INC.
  FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JULY 13, 2000

      The undersigned stockholder of Hudson City Bancorp, Inc. hereby appoints Verne S. Atwater, John W. Klie and Arthur V. Wynne, Jr., or any of them, with full powers of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, July 13, 2000, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU DO NOT GIVE US ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2, 3 AND 4.



       PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
              AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

                                                                Please mark
                                                               your votes as
                                                               indicated in
                                                               this example. /X/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS IN ITEMS 1, 2, 3 & 4.

1. Election of four Directors for terms of three years each.

                        FOR
                   All nominees              WITHHOLD
                    (except as                for all
               otherwise indicated)          nominees
                       / /                      / /

   Nominees: John D. Birchby, Victoria H. Bruni, Andrew J. Egner, Jr. and Leonard S. Gudelski

   Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided:

   _____________________________________________________________________________

   _____________________________________________________________________________

2. Approval of Article IX of the Hudson City Bancorp, Inc. 2000 Stock Option
   Plan.

                       FOR        AGAINST      ABSTAIN
                       / /          / /          / /

3. Approval of Article X of the Hudson City Bancorp, Inc. 2000 Recognition and Retention Plan.

                       FOR        AGAINST      ABSTAIN
                       / /          / /          / /

4. Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2000.

                       FOR        AGAINST      ABSTAIN
                       / /          / /          / /

5. The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors. As of the date of the proxy statement for the annual meeting, the Board of Directors is not aware of any such other business.


I will attend the annual meeting. / /

(Please mark box if you plan to attend the annual meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the annual meeting.)

The undersigned hereby acknowledges receipt of the Notice of the 2000 Annual Meeting of Stockholders and the Proxy Statement, dated June 9, 2000 for the annual meeting.


Signature(s)____________________________________________Dated:____________, 2000

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.


--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --